Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS THIRD QUARTER OPERATING INCOME OF $197 MILLION, OR $1.74 PER DILUTED COMMON SHARE

For the third quarter of 2013, company reports:

•	Earnings per diluted common share of $1.21

•	Annualized return on average common equity of 10.9%

•	Annualized operating return on average common equity of 15.6%

Pembroke, Bermuda, October 30, 2013 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the third quarter of 2013 of $137 million, or $1.21 per diluted common share, compared with $223 million, or $1.82 per diluted common share, for the third quarter of 2012. For the nine months ended September 30, 2013, AXIS Capital reported net income available to common shareholders of $512 million, or $4.41 per diluted common share, compared with $514 million, or $4.11 per diluted common share, for the corresponding period of 2012.

Operating income1 for the third quarter of 2013 was $197 million, or $1.74 per diluted common share, compared with $201 million, or $1.63 per diluted common share, for the third quarter of 2012. For the nine months ended September 30, 2013, AXIS Capital reported operating income of $474 million, or $4.08 per diluted common share, compared with $449 million, or $3.60 per diluted common share, for the first nine months of 2012.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Third Quarter Highlights2

•	Gross premiums written increased 7% to $905 million, with growth of 9% in our insurance segment and 4% in our reinsurance segment;

•	Net premiums written increased 10% to $716 million;

•	Net premiums earned increased 10% to $945 million;

•	Combined ratio of 86.3%, compared to 85.3%;

•	Current accident year loss ratio of 61.5%, compared to 58.3%;

•	Estimated natural catastrophe and weather-related pre-tax net losses (net of reinstatement premiums) of $51 million;

•	Net favorable prior year reserve development of $80 million (benefiting the combined ratio by 8.4 points), compared with $60 million (benefiting the combined ratio by 7.0 points);

•	Net investment income was comparable at $103 million;

•	Pre-tax total return on cash and investments of 1.4%, compared to 2.1%;

•	Net income available to common shareholders of $137 million, compared to $223 million;

•	Operating income of $197 million, compared to $201 million;

•	Net cash flows from operations of $432 million, compared to $424 million;

•	No share repurchases during the quarter;

•	Diluted book value per common share of $44.60, a 5% increase during the quarter and a 2% increase over the last 12 months; and

•	A.M. Best upgraded the financial strength rating of each of our operating (re)insurance subsidiaries to a financial strength rating of A+ (Superior) in September 2013.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the third quarter 2013 financial results, Albert Benchimol, President and CEO of AXIS Capital said "We’re pleased to announce a very good quarter on all fronts.  Our annualized operating return on average common equity was 15.6% for the quarter and our diluted book value per share increased 4.5%, with strong contributions from both underwriting and investments.  Our global underwriting platform, breadth of products and excellent financial strength are all highly valued attributes in today’s marketplace, positioning us favorably to achieve our goals.  We are confident our risk selection, combined with our disciplined attention to portfolio construction, will positively differentiate our Company and shareholder returns over the longer term. Our recent upgrade to A+ by A.M. Best is another testimony to our strong track record and the value of our global franchise in the marketplace.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $575 million in the quarter, up $45 million, or 9%, from the third quarter of 2012. The liability and professional lines of business were the biggest drivers of the increase while accident & health continues to contribute meaningfully. Improvements in the U.S. casualty markets continued to benefit our liability lines. Professional lines growth reflects new business, as the Company continues to expand its worldwide operations. The lines that drove growth in the quarter similarly drove the 13% increase in gross premiums written for the first nine months of 2013 to $2.0 billion, with the accident & health line contributing 40% of the year-to-date growth.

Net premiums written were up 18% for the third quarter and 18% for the year to date. Growth rates exceeded those for gross premiums written primarily due to reductions in certain of our ceded reinsurance programs. Net premiums earned increased 12% and 8%, respectively, for the third quarter and the year to date; with growth in our accident & health line being the largest contributor.

Our insurance segment reported an underwriting gain of $89 million for the quarter, compared to $76 million for the third quarter of 2012. The current quarter’s underwriting result reflected a combined ratio of 80.4%, compared with 81.1% in the prior year quarter. The segment’s current accident year loss ratio increased from 54.6% in the third quarter of 2012 to 55.9% this quarter, primarily reflecting a change in the business mix. Net favorable prior year reserve development was $34 million, or 7.6 points, this quarter compared with $32 million, or 7.9 points, in the third quarter of 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The segment's acquisition cost ratio decreased for both the quarter and year to date, due to a number of factors, but primarily reflects changes in certain reinsurance programs and changes in business mix including the reduction in the volume of business sourced through MGAs.

The increase during the quarter and for the year to date in general and administrative expenses reflects the continued build-out of the segment's global platform over the past year.

For the nine months ended September 30, 2013, we recognized underwriting income of $74 million, compared with underwriting income of $112 million for the same period of 2012; with $39 million of the variance attributable to natural catastrophe and weather-related activity.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $330 million in the quarter, up $12 million, or 4%, from the third quarter of 2012. The increase during the quarter was driven by our professional lines. Additional growth was largely attributable to continued increases in the agriculture line (reflecting our agricultural initiative during the year).

For the nine months ended September 30, 2013, gross premiums written were $1.9 billion, up 16% from the comparable period of 2012. Growth was evident across all lines of business, with our agriculture initiative contributing approximately half of the $261 million increase. Our property line of business also contributed meaningfully, primarily due to new business and the expansion of worldwide client relationships. We significantly increased our participation in European catastrophe business and grew in the liability line of business in the U.S.

Net premiums earned increased 7% and 8%, respectively, for the quarter and year to date, primarily attributable to our agriculture expansion.

Our reinsurance segment reported underwriting income of $64 million for the quarter, compared to $79 million for the third quarter of 2012. The segment’s combined ratio increased from 83.1% in the third quarter of 2012 to 87.1% for the current quarter. This included an increase in the current accident year loss ratio from 61.6% in the third quarter of 2012 to 66.6% this quarter, driven by a higher level of natural catastrophe and weather-related losses. The current quarter's result includes aggregate pre-tax net losses emanating from such events (net of reinstatement premiums) of $51 million, or 10.5 points, arising from

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

worldwide weather-related events. Comparatively, the third quarter of 2012 result included $27 million (net of reinstatement premiums), or 5.9 points, related primarily to crop losses following severe drought conditions in the U.S. The remaining variance in the current year accident loss ratio can be primarily attributed to changes in the business mix. Net favorable prior year reserve development was $46 million, or 9.3 points, this quarter compared with $29 million, or 6.3 points, in the third quarter of 2012.

For the nine months ended September 30, 2013, we recognized underwriting income of $260 million compared with $226 million for the same period of 2012; the favorable variance was driven by a number of factors, including a higher level of net favorable prior year reserve development, portfolio expansion, and a lower acquisition cost ratio driven by loss-sensitive features in reinsurance contracts, partially offset by an increase in the natural catastrophe and weather-related losses and changes due to business mix.

Investments

Net investment income of $103 million for the quarter represented a $20 million increase from the second quarter of 2013 and was comparable to the third quarter of 2012, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated $32 million of income in the current quarter, compared to income of $12 million in the second quarter of 2013 and income of $34 million in the third quarter of 2012.

Net realized investment losses were $5 million, compared to $16 million of net gains last quarter and $51 million in the third quarter of 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital at September 30, 2013 was $6.8 billion, including $1.0 billion of long-term debt and $0.6 billion of preferred equity, comparable to $6.8 billion at December 31, 2012.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.93, or 5%, to $44.60 in the current quarter; the increase was primarily driven by our operating income. Over the past twelve months, diluted book value per common share increased by $1.03, or 2%; growth was driven by operating income, with share repurchase activity also contributing which was offset by the decline in the fair value of our available-for-sale fixed maturity portfolio, following an upward shift in sovereign yield curves.

During the third quarter we did not repurchase any common shares under our Board-authorized share repurchase program. At October 30, 2013, we had $409 million of remaining authorization for common share repurchases through December 31, 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, October 31, 2013 at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 4-4-9-1-3-1-9. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-3-4-2-1-9. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2013 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2013 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2013 (UNAUDITED) AND DECEMBER 31, 2012

	2013	2012

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,984,740	$11,928,049
Equity securities, available for sale, at fair value	650,627	666,548
Other investments, at fair value	994,572	843,437
Short-term investments, at fair value and amortized cost	84,709	108,860
Total investments	13,714,648	13,546,894
Cash and cash equivalents	1,049,553	759,817
Restricted cash and cash equivalents	60,445	90,733
Accrued interest receivable	98,285	97,220
Insurance and reinsurance premium balances receivable	1,920,985	1,474,821
Reinsurance recoverable on unpaid and paid losses	1,899,510	1,863,819
Deferred acquisition costs	505,002	389,248
Prepaid reinsurance premiums	340,280	315,676
Receivable for investments sold	1,317	1,254
Goodwill and intangible assets	91,656	97,493
Other assets	251,268	215,369
Total assets	$19,932,949	$18,852,344

Liabilities
Reserve for losses and loss expenses	$9,484,516	$9,058,731
Unearned premiums	2,990,301	2,454,692
Insurance and reinsurance balances payable	261,737	270,739
Senior notes	995,699	995,245
Payable for investments purchased	174,034	64,553
Other liabilities	238,833	228,623
Total liabilities	14,145,120	13,072,583

Shareholders' equity
Preferred shares - Series A, B, C and D	627,843	502,843
Common shares	2,172	2,146
Additional paid-in capital	2,225,826	2,179,034
Accumulated other comprehensive income	130,373	362,622
Retained earnings	4,921,716	4,497,789
Treasury shares, at cost	(2,120,101)	(1,764,673)
Total shareholders' equity	5,787,829	5,779,761
Total liabilities and shareholders' equity	$19,932,949	$18,852,344

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	Three months ended		Nine months ended
	2013	2012	2013	2012

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$945,242	$862,447	$2,765,154	$2,559,414
Net investment income	103,429	103,638	295,450	294,110
Net realized investment gains (losses)	(4,708)	50,803	56,004	95,699
Other insurance related income	725	953	1,756	1,884
Total revenues	1,044,688	1,017,841	3,118,364	2,951,107

Expenses
Net losses and loss expenses	501,522	442,652	1,582,835	1,420,981
Acquisition costs	173,682	158,796	488,892	483,589
General and administrative expenses	140,699	134,611	431,207	419,595
Foreign exchange losses	56,860	23,927	11,659	8,212
Interest expense and financing costs	15,260	15,558	46,355	46,365
Total expenses	888,023	775,544	2,560,948	2,378,742

Income before income taxes	156,665	242,297	557,416	572,365
Income tax expense	6,030	10,149	11,500	15,314
Net income	150,635	232,148	545,916	557,051
Preferred shares dividends	13,514	8,741	30,452	29,487
Loss on repurchase of preferred shares	—	—	3,081	14,009
Net income available to common shareholders	$137,121	$223,407	$512,383	$513,555

Per share data
Net income per common share:
Basic net income	$1.23	$1.84	$4.47	$4.16
Diluted net income	$1.21	$1.82	$4.41	$4.11
Weighted average number of common shares outstanding - basic	111,676	121,127	114,606	123,568
Weighted average number of common shares outstanding - diluted	113,355	122,952	116,214	124,858
Cash dividends declared per common share	$0.25	$0.24	$0.75	$0.72

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$574,778	$330,019	$904,797	$529,678	$318,008	$847,686
Net premiums written	393,627	322,762	716,389	332,591	318,008	650,599
Net premiums earned	448,072	497,170	945,242	398,338	464,109	862,447
Other insurance related income	725	—	725	953	—	953
Net losses and loss expenses	(216,440)	(285,082)	(501,522)	(185,845)	(256,807)	(442,652)
Acquisition costs	(61,087)	(112,595)	(173,682)	(59,026)	(99,770)	(158,796)
Underwriting-related general and
administrative expenses(3)	(82,548)	(35,127)	(117,675)	(78,029)	(28,924)	(106,953)
Underwriting income (3)	$88,722	$64,366	153,088	$76,391	$78,608	154,999

Corporate expenses			(23,024)			(27,658)
Net investment income			103,429			103,638
Net realized investment gains (losses)			(4,708)			50,803
Foreign exchange losses			(56,860)			(23,927)
Interest expense and financing costs			(15,260)			(15,558)
Income before income taxes			$156,665			$242,297

Net loss and loss expense ratio	48.3%	57.3%	53.1%	46.7%	55.3%	51.3%
Acquisition cost ratio	13.6%	22.6%	18.4%	14.8%	21.5%	18.4%
General and administrative
expense ratio	18.5%	7.2%	14.8%	19.6%	6.3%	15.6%
Combined ratio	80.4%	87.1%	86.3%	81.1%	83.1%	85.3%

3Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,952,548	$1,918,537	$3,871,085	$1,729,365	$1,657,864	$3,387,229
Net premiums written	1,385,892	1,894,344	3,280,236	1,176,443	1,642,917	2,819,360
Net premiums earned	1,272,297	1,492,857	2,765,154	1,175,173	1,384,241	2,559,414
Other insurance related income	1,756	—	1,756	1,884	—	1,884
Net losses and loss expenses	(764,768)	(818,067)	(1,582,835)	(653,471)	(767,510)	(1,420,981)
Acquisition costs	(177,097)	(311,795)	(488,892)	(178,834)	(304,755)	(483,589)
Underwriting-related general and
administrative expenses	(257,962)	(103,411)	(361,373)	(233,243)	(86,057)	(319,300)
Underwriting income	$74,226	$259,584	333,810	$111,509	$225,919	337,428

Corporate expenses			(69,834)			(100,295)
Net investment income			295,450			294,110
Net realized investment gains			56,004			95,699
Foreign exchange losses			(11,659)			(8,212)
Interest expense and financing costs			(46,355)			(46,365)
Income before income taxes			$557,416			$572,365

Net loss and loss expense ratio	60.1%	54.8%	57.2%	55.6%	55.4%	55.5%
Acquisition cost ratio	13.9%	20.9%	17.7%	15.2%	22.0%	18.9%
General and administrative
expense ratio	20.3%	6.9%	15.6%	19.9%	6.3%	16.4%
Combined ratio	94.3%	82.6%	90.5%	90.7%	83.7%	90.8%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	Three months ended		Nine months ended
	2013	2012	2013	2012

	(in thousands, except per share amounts)

Net income available to common shareholders	$137,121	$223,407	$512,383	$513,555
Net realized investment (gains) losses, net of tax(1)	4,368	(46,241)	(51,306)	(86,305)
Foreign exchange losses, net of tax(2)	55,188	23,474	10,057	7,948
Loss on repurchase of preferred shares, net of tax(3)	—	—	3,081	14,009
Operating income	$196,677	$200,640	$474,215	$449,207

Earnings per common share - diluted	$1.21	$1.82	$4.41	$4.11
Net realized investment (gains) losses, net of tax	0.04	(0.38)	(0.45)	(0.69)
Foreign exchange losses, net of tax	0.49	0.19	0.09	0.07
Loss on repurchase of preferred shares, net of tax	—	—	0.03	0.11
Operating income per common share - diluted	$1.74	$1.63	$4.08	$3.60

Weighted average common shares and common share
equivalents - diluted	113,355	122,952	116,214	124,858

Average common shareholders' equity	$5,047,045	$5,274,211	$5,218,452	$5,148,752

Annualized return on average common equity	10.9%	16.9%	13.1%	13.3%

Annualized operating return on average common equity	15.6%	15.2%	12.1%	11.6%

(1)
Tax cost (benefit) of ($340) and $4,562 for the three months ended September 30, 2013 and 2012, respectively, and $4,698 and $9,394 for the nine months ended September 30, 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax benefit of $1,672 and $453 for the three months ended September 30, 2013 and 2012, respectively, and $1,602 and $264 for the nine months ended September 30, 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $140,699 and $134,611 for the three months ended September 30, 2013 and 2012, respectively, and $431,207 and $419,595 for the nine months ended September 30, 2013 and 2012, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains, foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains, foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com